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                         Louisiana-Pacific Corporation
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                (Name of Registrant as Specified In Its Charter)

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Institutional Investor
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Re:     New York City Teachers Retirement System ("NYCTRS")
        Just Vote No Campaign

Dear-----------:

You may be aware that the above-referenced organization has initiated a "Just Vote No" campaign during this proxy season against Louisiana-Pacific Corporation ("L-P"). The purpose of this letter is to encourage you to return your proxy for the May 1, 2000 annual meeting of the L-P shareholders and to vote your shares for the directors who are nominated for re-election. In doing so, we provide to you with the following background information and explanation of L-P's position regarding the NYCTRS proposal that requested the L-P Board of Directors ("Board") to re-institute the rights of shareholders to take action by written consent, and which is the stated reason for the NYCTRS campaign.

In late 1998, NYCTRS forwarded for inclusion in our 1999 proxy materials a shareholder resolution, which read as follows:

        "BE IT RESOLVED, that the shareholders of Louisiana-Pacific Corporation request that the Board of Directors amend the certificate of incorporation to reinstate the rights of the shareholders to take action by written consent."

This proposal received a majority of the votes cast at the 1999 annual meeting but fell far short of the percentage necessary for the shareholders to actually amend L-P's Delaware Certificate of Incorporation. It is important to note that the L-P Board does not have the authority by itself to amend the Certificate of Incorporation, which specifically denies shareholders the right to take action by written consent without a meeting. At present, proposed actions by shareholders can only be taken at the annual meeting or a special meeting. Pursuant to this process, all shareholders will receive prior notice of such meetings and would have an opportunity to participate, if they so desire.


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In  response  to  the  vote,  L-P's  CEO,  CFO  and  General  Counsel  met  with representatives of NYCTRS to develop a better understanding of the merits of their proposal. Numerous teleconferences were also held with Mr. Sylvester, the NYCTRS Executive Director. Subsequent to the above referenced meetings and teleconferences, the L-P Board met and considered carefully the advantages and disadvantages of the NYCTRS proposal. After a full and open discussion, the Board concluded that it is in the best interests of all shareholders that shareholder actions be taken only at duly convened meetings of the shareholders, thereby assuring that all shareholders will have advance notice of the subject matter and an opportunity to be heard. Additionally, the Board was concerned that the possibility exists for different majority groups to take different actions on the same subject, resulting in conflicting positions.

L-P believes that the action taken by NYCTRS was actually precipitated by its frustration with a low L-P stock price. We at L-P share that frustration. As part of a new management team charged with the task of turning L-P around financially, we are pleased to note that the March 27, 2000 issue of Business Week listed L-P as the number one company in the Ten Most Improved Companies for 1999 relative to financial performance. L-P's earnings per share improved significantly in 1999 from its 1998 results. While these efforts have not been reflected in our stock price, we intend to continue to execute our strategic plan and move forward.

Accordingly, we strongly encourage you to return your proxy for the May 1, 2000 meeting and vote your shares for the directors who are nominated for re-election, as well as for approval of our broad-based employee stock purchase plan.

Should you wish to discuss this or any other matter further, please contact William L. Hebert, Investor Relations, at 503-221-0800.

Respectfully yours,


/s/ Gary C. Wilkerson

Gary C. Wilkerson
Vice President and General Counsel


GCW:ck